Date
June 8, 1999


Reference
K.J.N. Bakkes


We consent to the incorporation by reference in this Registration Statement of Koninklijke Ahold N.V. on Form F-3 and Form S-3 of our report dated March 9,1999 appearing in the annual report on Form 20-F of Koninklijke Ahold N.V. for the year ended January 3, 1999 and to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche registeraccountants